UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-56295

PREDICTMEDIX INC.

(Exact name of registrant as specified in its charter)

77 King Street W.

Suite 3000

Toronto, ON M5K 1G8

Canada

(Address of Principal Executive Offices and Zip Code)

(647) 889-6916

(Registrant's Telephone Number, Including Area Code)

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Shares (no par value)

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date:	107

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Predictmedix Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

PREDICTMEDIX INC.

Date:	July 19, 2023	By:	/s/ Rakesh Malhotra
		Name:	Rakesh Malhotra
		Title:	Chief Financial Officer